AGREEMENT AND PLAN OF REORGANIZATION AND TERMINATION

THIS AGREEMENT AND PLAN OF REORGANIZAT'ION AND TERMINATION ("Agreement") is made as of October 9, 2012, among DREXEL HAMILTON MUTUAL FUNDS, a Delaware business trust, with its principal place of business at 45 Rockefeller Plaza, Suite 2000, New York, NY 10111 ("Trust"), on behalf of Drexel Hamilton Centre American Equity Fund, a segregated portfolio of assets ("series") thereof ("Acquiring Fund"), AMERISTOCK MUTUAL FUND, INC., a Maryland corporation, with its principal place of business at 1320 Harbor Bay Parkway, Suite 145, Alameda, CA 94502 ("Acquired Fund"), and, solely for purposes of paragraphs 3.5, 6 and 7, DREXEL HAMILTON INVESTMENT PARTNERS, LLC, Acquiring Fund's investment adviser ("Acquiring Fund Manager"), with its principal place of business at 45 Rockefeller Plaza, Suite 2000, New York, NY 10111, and, solely for purposes of paragraphs 3.4, 6 and 7, AMERISTOCK CORPORATION, with its principal place of business at 1320 Harbor Bay Parkway, Suite 145, Alameda, CA 94502 ("Acquired Fund Manager"). (Each of Trust and Acquired Fund is sometimes referred to herein as an "Investment Company," and each of Acquiring Fund and Acquired Fund is sometimes referred to herein as a "Fund.")

WHEREAS, each Investment Company wishes to effect a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code") (all "Section" references are to the Code, unless otherwise noted), and intends this Agreement to be, and adopts it as, a "plan of reorganization" within the meaning of the regulations under the Code ("Regulations").

WHEREAS, the reorganization will involve (1) Acquired Fund transferring all its assets to Acquiring Fund in exchange solely for voting shares of beneficial interest ("Shares") in Acquiring Fund and Acquiring Fund's assumption of all of Acquired Fund's liabilities, (2) Acquired Fund distributing Acquiring Fund shares to Acquired Fund's shareholders in exchange for their shares therein and in connection with the complete liquidation thereof', and (3) the dissolution of Acquired Fund, all on the terms and conditions set forth herein (all the foregoing transactions being referred to herein collectively as the "Reorganization").

WHEREAS, each Investment Company's board of directors/trustees (each, a "Board"), in each case including a majority of its members who are not "interested persons" (as that term is defined in the Investment Company Act of 1940, as amended ("1940 Act")) ("Nan-Interested Persons") of' either Investment Company, (1) has duly adopted and approved this Agreement and the transactions contemplated hereby, (2) has duly authorized performance thereof by all necessary Board action, and (3) has determined that participation in the Reorganization is in the best interests of the applicable Fund.

WHEREAS, Acquired Fund currently offers only one class of shares of common stock ("Acquired Fund Shares"), and Acquiring Fund currently offers only one class of shares ("Acquiring Fund Shares").

NOW, THEREFORE, in consideration of the mutual promises contained herein, each Investment Company agrees as follows:

1.

PLAN OF REORGANIZATION AND TERMINATION

1.1.

Subject to the requisite approval of Acquired Fund's shareholders and the terms and conditions set forth herein, Acquired Fund shall assign, sell, convey, transfer, and deliver all of its assets described in paragraph I.2 ("Assets") to Acquiring Fund. in exchange therefore, Acquiring Fund shall:

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(a)

issue and deliver to Acquired Fund the number of full and fractional Acquiring Fund Shares with an aggregate net asset value ("NAV") equal to the value of the Assets that Acquired Fund transferred to Acquiring Fund, less Acquired Fund's Liabilities that Acquiring Fund assumes, and

(b)

assume all of Acquired Fund's liabilities described in paragraph 1.3 ("Liabilities”).

Those transactions shall take place at the Closing (as defined in paragraph 2.1).

1.2.

The Assets shall consist of all assets and property of every kind and nature -- including all cash, cash equivalents, securities, commodities, futures interests, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, and books and records -. Acquired Fund owns at the Effective Time (as defined in paragraph 2,1) and any deferred and prepaid expenses shown as assets on Acquired Fund's books at that time. Acquired Fund has no unamortized or unpaid organizational fees or expenses that have not previously been disclosed in writing to Trust.

1.3.

The Liabilities shall consist of all of Acquired Fund's liabilities, debts, obligations, and duties existing at the Effective Time, whether known or unknown, whether or not determinable at the Effective Time, and whether contingent, accrued, or otherwise, excluding Reorganization Expenses (as defined in paragraph 3.3(f)). Notwithstanding the foregoing, Acquired Fund will endeavor to discharge all its known liabilities, debts, obligations, and duties before or as of the Effective Time.

1.4.

Prior to the Effective "fine, except to the extent prohibited by Rule 19b-1 under the 1940 Act, Acquired Fund will declare to Acquired Fund shareholders of record a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing (i) all the excess of (A) Acquired Fund's investment income excludable from gross income under Section 103(a) of the Code over (B) Acquired Fund's deductions disallowed under Sections 265 and 171(a)(2) of the Code, (ii) all of Acquired Fund's investment company taxable income (as defined in Code Section 852), (computed in each case without regard to any deduction for dividends paid), and (iii) all of Acquired Fund's net realized capital gain (as defined in Code Section 1222), if any (after reduction for any capital loss carryover), in each case for both the taxable year ending on June 30, 2012, and for the short taxable year beginning on July 1, 2012 and ending on the date of Closing. Such dividends will he declared and paid as permitted under applicable laws, rules and/or regulations, including, without limitation, to ensure continued qualification of Acquired Fund as a "regulated investment company" for tax purposes and to eliminate fund-level tax.

1.5.

At the Effective Time (or as soon thereafter as is reasonably practicable), Acquired Fund shall distribute all Acquiring Fund Shares it receives pursuant to paragraph 1.1(a) to its shareholders of record determined at the Effective Time (each, a "Shareholder"), pro rata in proportion to their Acquired Fund Shares then held of record and in constructive exchange therefore, and shall completely liquidate. That distribution shall he accomplished by Trust's transfer agent's opening accounts on Acquiring fund's shareholder records in the Shareholders' names and transferring those Acquiring Fund Shares thereto. Pursuant to that transfer, each Shareholder's account shall be credited with the number of full and fractional Acquiring Fund Shares with an aggregate net asset value equal to the value of the Assets that Acquired Fund transferred to Acquiring Fund, less Acquired Fund's Liabilities that Acquiring Fund assumed. The value of the Assets transferred to, and Liabilities assumed by, Acquiring Fund shall be the value of such Assets, and amount of such Liabilities, after the declaration and payment of any dividends and/or other distributions on the date of the Closing, determined using the valuation policies and procedures, described in Acquired Fund's registration statement and that comply with the requirements of the 1940 Act. The aggregate value of Acquiring Fund shares received by an Acquired Fund Shareholder and held by the Acquired Fund Shareholder immediately after the Reorganization will be equal to the aggregate value of such Shareholder’s shares of Acquired Fund held immediately prior to the Reorganization.  Ownership of the Acquiring Fund Shares will be shown on the books and records of the Trust’s transfer agent.  All issued and outstanding Acquired Fund Shares, including any represented by certificates, shall simultaneously be canceled on Acquired Fund’s shareholder records.  Trust shall not issue certificates representing the Acquiring Fund Shares issued in connections with the Reorganization.

1.6.

Any transfer taxes payable on the issuance and transfer of Acquiring Fund Shares in a name other than that of the registered holder on Acquired Fund’s shareholder records of the Acquired Fund Sahres actually or constructively exchanged therefore shall be paid by the transferee therof, as a condition of that issuance and transfer.

1.7.

Any reporting responsibility of Acquired Fund to a public authority, including the responsibility for filing regulatory reports, Returns, and other documents with the Securities and Exchange Commission ("Commission"), any state securities commission, any federal, state, and local tax authorities, and any other relevant regulatory authority is and shall remain its responsibility up to and including the date on which it is dissolved or its affairs completely wound-up (whichever is later). Any reporting responsibility of' Acquiring Fund to a public authority, including the responsibility for filing regulatory reports, Returns and other documents with the Commission, any state securities commission, any federal, state, and local tax authorities, and any other regulatory authority, is and shall remain its responsibility.

1.8.

After the Effective Time, Acquired Fund shall not conduct any business except in connection with its dissolution and termination of its registration. As soon as reasonably practicable after distribution of the Acquiring Fund Shares pursuant to paragraph 1.5, but in all events within ninety (90) days after the Effective Time, (a) Acquired Fund shall be dissolved and (b) Acquired Fund shall make all filings and take all other actions in connection therewith necessary and proper to effect that dissolution and de-registration as an investment company under the 1940 Act.

1.9.

Notwithstanding anything to the contrary contained herein, (1) the agreements, covenants, representations, warranties, actions, and obligations of and by Acquiring Fund, and of and by the Trust on behalf of Acquiring Fund, shall be the agreements, covenants, representations, warranties, actions, and obligations of Acquiring Fund only, (2) all rights and benefits created hereunder in favor of Acquiring Fund shall inure to and be enforceable by the Trust on behalf of Acquiring Fund, and (3) in no event shall any other series of the "Trust or the assets thereof be held liable with respect to the breach or other default by Acquiring Fund or the Trust of Acquiring Fund's agreements, covenants, representations, warranties, actions, and obligations set forth herein.

2.

CLOSING AND EFFECTIVE TIME

2.1.

Unless the Investment Companyies agree otherwise, all acts necessary to consummate the Reorganization ("Closing") shall be deemed to take place simultaneously as of immediately after the close of business (4:00 p.m., Eastern Time) on December 28, 2012 ("Effective Time"), provided that, if the conditions to Closing set forth in paragraph 5 shall not have been satisfied or (to the extent capable of being waived) waived, the Closing shall take place simultaneously as of immediately after the Effective Time on a date mutually agreed upon by the parties. The Closing shall be held at Trust's offices or at such other place as to which the Investment Companies agree.

2.2.

Acquired Fund shall cause the custodian of Acquired Fund’s Assets (“Acquired Fund Custodian”) (a) to make Acquired Fund’s Assets available to Trust (or to its custodian (“Acquiring Fund Custodian”), if Trust so directs), for examination, no later than five business days preceding the

Effective Time and (b) to transfer and deliver the Assets at the Effective Time to the Acquiring Fund Custodian for Acquiring Fund's account, as follows: (1) duly endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the custom of brokers, (2) by book entry, in accordance with the Acquired Fund Custodian's customary practices and any securities depository (as defined in Rule 17f-4 under the 1940 Act) in which Acquired Fund's Assets are deposited, in the case of Acquired Fund's portfolio securities and instruments deposited with those depositories, and (3) by wire transfer of federal funds in the case of cash. Acquired Fund shall also direct the Acquired Fund Custodian to deliver to Trust at the Closing an authorized officer's certificate (A) stating that pursuant to proper instructions provided to the Acquired Fund Custodian by Acquired Fund, the Acquired Fund Custodian has delivered all of Acquired Fund's portfolio securities, cash, and other Assets to the Acquiring Fund Custodian for Acquiring Fund's account and (B) attaching a schedule setting forth information (including the adjusted basis and holding period, by lot) concerning the Assets. The Acquiring Fund Custodian shall certify to Trust and Acquired Fund that such information, as reflected on Acquiring Fund's books immediately after the Effective 'lime, does or will conform to that information as so certified by the Acquired Fund Custodian and that Acquiring Fund Custodian has received, or otherwise has custody of, all such Assets of Acquired Fund.

2.3.

Acquired Fund shall deliver, or shall direct its transfer agent to deliver, to Trust at the Closing an authorized officer's certificate listing the Shareholders' names and addresses together with the number of full and fractional outstanding Acquired Fund Shares each such Shareholder owns, at the Effective Time, certified by Acquired Fund's Secretary or Assistant Secretary or by its transfer agent, as applicable. Trust shall deliver, or direct its transfer agent to deliver at the Closing or on the Monday following the Closing to Acquired Fund an authorized officer's certificate as to the opening of accounts on Acquiring Fund's shareholder records in the names of' the listed Shareholders and a confirmation, or other evidence satisfactory to Acquired Fund, that the Acquired Fund Shares to be credited to Acquired Fund at the Effective Time have been credited to Acquired Fund's account on those records at that time and thereafter transferred to the Shareholders' accounts in accordance with paragraph 1.5.

2.4.

Acquired Fund shall deliver to Trust and Acquiring Fund Manager, within five days before the Closing, an authorized officer's certificate listing each security, by name of issuer and number of shares, that is being carried on Acquired Fund's books at an estimated fair market value provided by an authorized pricing vendor for Acquired Fund or otherwise, as determined within 5 days before the closing, by Acquired Fund in accordance with the portfolio valuation methods described in its registration statement and that comply with tile requirements of the 1940 Act.

2.5.

At the Closing, each Investment Company shall deliver to the other (a) bills of sale, checks, assignments, assumptions, receipts, and/or other documents the other Investment Company or its counsel reasonably requests and (b) a certificate executed in its name by its President or a Vice President in form and substance satisfactory to the recipient, and dated the Effective Time, to the effect that the representations and warranties such Investment Company made in this Agreement are true and correct in all material respects (or, if a representation and warranty already contains a materiality qualifier, in all such respects) at the Effective Time, except as they may be affected by the transactions contemplated hereby and, except as any failure of such representations and warranties to be true and correct in all material respects (or in all respects, as the case may be) would not have a material and adverse effect on the other investment Company. For purposes of this paragraph and any other provisions of this Agreement where a material adverse change, material adverse effect, or material and adverse effect is relevant, a material adverse change, material adverse effect or material and adverse effect shall not include effects or changes arising out of, or resulting from: (1) a decline in NAV per share due to declines in market values of portfolio securities or investments, the discharge of liabilities, or the redemption of shares by shareholders; (2) payment of normal operating expenses, dividends and capital gain distributions, (3) changes in applicable laws, rules and/or regulations or generally accepted accounting principals (as consistently applied in the United States, "GAAP"); (4) the public announcement of this Agreement or the transactions contemplated hereby; (5) actions required by this Agreement; (6) any national or international political or social event or circumstance, such as acts or war (whether or not declared), sabotage, terrorism, military actions or other force majeure events; (7) changes affecting generally the investment management industry in which the Investment Companies operate, or changes in general U.S. economic or market conditions, in each case which do not have a disproportionate impact or affect on Acquired Fund or Acquiring Fund (as applicable); or (8) any change that is consented to in writing by the parties.

2.6

In the event that on the scheduled date of the Closing, trading or the reporting of trading on the New York Stock Exchange or other relevant exchange shall be disrupted so that accurate appraisal of the value of the Assets is impracticable, the date of the Closing shall be postponed until the first Friday that is a business day after the day when trading is fully resumed and reporting is restored.

3.

REPRESENTATIONS AND WARRANTIES

3.1.

Acquired Fund represents and warrants to Trust, on Acquiring Fund's behalf, as follows:

(a)

Acquired Fund (1) is a corporation that is duly incorporated, validly existing, and in good standing under the laws of the State of Maryland ("Maryland"), and its Articles of Incorporation, dated June 12, 1995, as amended ("Charter"), are on file with the office of the Secretary of State of Maryland, and true and complete copies of each of the organizational documents of Acquired Fund have been made available to Acquiring Fund Manager by Acquired Fund or Acquired Fund Manager, (2) is duly qualified and authorized to transact business as a foreign entity and is in good standing under the laws of each jurisdiction in which such qualification is necessary as a result of the conduct of its business or the owning or leasing of its properties, except where the failure to be so qualified would not have a material adverse effect on the financial condition, results of operations, business, assets or liabilities of Acquired Fund; (3) is duly registered with the Commission as an open-end management investment company under the 1940 Act and such registration has not been revoked or rescinded and is and will he in full force and effect as of the Effective Time; (4) has registered the Acquired Fund Shares under the 1933 Act and such registration has not been revoked or rescinded and is and will be in full force and effect as of the Effective Time; (5) has all requisite power and authority to own the assets that it now owns and to carry on its business as it is now being conducted; and (6) has the power, and all necessary federal, state and local authorizations, to own all its properties and assets and to carry on its business as described in its current registration statement on Form N-1A.

(b)

The execution, delivery, and performance of this Agreement have been duly authorized at the date hereof by all necessary action on the part of Acquired Fund's Board; and, subject to the approval of this Agreement by the shareholders of Acquired Fund, this Agreement constitutes a valid and legally binding obligation of Acquired Fund enforceable against Acquired Fund in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors generally, general principles of equity and public policy.

(c)

At the Effective Time, Acquired Fund will have good and marketable title to the Assets for Acquired Fund's benefit and full right, power, and authority to sell, assign, transfer, and deliver the Assets hereunder free of any liens or other encumbrances (other than encumbrances disclosed in writing by Acquired Fund to Acquiring Fund, which encumbrances Acquiring Fund agreed would not materially impair Acquiring Fund's ownership of the Assets after the Closing); and on delivery and payment for the Assets, Trust, on Acquiring Fund's behalf, will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including restrictions that might arise under the Securities Act of 1933. as amended ("1933 Act") (other than any restrictions arising out of or created by any act or omission of Trust or Acquiring Fund).

(d)

Acquired Fund is not currently engaged in, and its execution, delivery, and performance of this Agreement and consummation of the Reorganization will not result in, (l) (A) a material conflict with or material violation of any provision of Maryland law or any other domestic or foreign federal, state or other constitution, statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, consent, writ, injunction. directive, judgment, decree, policy, ordinance, decision, guideline or other requirement of (or agreement with) (i) any country or any federal, state, local, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private), (ii) any self-regulatory organization, or (iii) any political subdivision of ally of the foregoing (each of the foregoing in clauses (i), (ii) and (iii) being a "Governmental Agency"), (B) a material conflict with or material violation of any provision of the Acquired Fund's Charter or Bylaws (as amended), or (C) conflict with, result in a breach or violation of, give rise to or constitute a default (or an event which, with the lapse of time, the giving of notice, or both, would constitute an event of default) under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any agreement, indenture, instrument, contract, lease, or other undertaking (each, an "Undertaking") to which Acquired Fund is a party, by which it is bound, or to which any of Acquired Fund's material property or assets are subject (except, in the case of any Undertaking, for violations that would not, individually or in the aggregate, reasonably be expected to (i) adversely affect the validity or enforceability of this Agreement, (ii) have a material adverse effect on Acquired Fund, or (iii) prevent or materially impair the ability of Acquired Fund to consummate the transactions contemplated by this Agreement), or (2) the acceleration of any obligation, or the imposition of any penalty, that will not be satisfied or discharged by Acquired Fund by the Closing under any Undertaking, judgment, or decree to which Acquired Fund is a party or by which it is bound.

(e)

Acquired Fund is, and has heretofore been, operated in compliance in all material respects with all requirements of applicable laws, rules and/or regulations.

(f)

The value of the net assets of Acquired Fund and net asset value per share of Acquired Fund Shares have been determined and are being determined using valuation methods that comply in all material respects with the methods described in its registration statement and the requirements of any applicable laws, rules and/or regulation.

(g)

There is no litigation, administrative proceeding or other action pending or to Acquired Fund's actual knowledge threatened against Acquired Fund or any of its affiliates, and there is no order, decision, judgment, writ, injunction, decree, ruling, charge, award or other determination of any Governmental Agency to which Acquired Fund or any of its affiliates is a party, or relating to Acquired Fund or involving its properties or assets, which is unsatisfied or which requires continuing compliance therewith by Acquired Fund (except in each case to the extent generally applicable to all similarly situated mutual funds). To Acquired Fund's actual knowledge, no investigation of or before any Governmental Agency is presently pending or threatened against Acquired Fund or any of its properties or assets.

Additionally, Acquired Fund does not have actual knowledge of any facts that are reasonably likely to form the basis for the institution of any such litigation, proceeding, action, or investigation and is not a party to or subject to the provisions of any order, decree, judgment, or award of any Governmental Agency that materially and adversely affects Acquired Fund's business or Acquired Fund's ability to consummate the transactions contemplated hereby.

(h)

Acquired Fund or Acquired Fund Manager has, prior to the date of this Agreement, made available to Acquiring Fund Manager copies of the most recent audited and unaudited financial statements of Acquired Fund (the "Acquired Fund Financial Statements"). Each of the Acquired Fund Financial Statements fairly presents in all material respects Acquired Fund's financial condition in accordance with GAAP, and the results of operations and changes in net assets of Acquired Fund, as of the dates thereof, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(i)

The annual report to shareholders of Acquired Fund with respect to Acquired Fund's most recently completed fiscal year and all other documents filed subsequent to such fiscal year end under Section 30(a) or 30(b) of the 1940 Act, in each case in the form filed with the Commission or delivered to shareholders (each, a "Acquired Fund Financial Report"), did not, as of their respective dates (without giving effect to any amendment thereto filed after the date hereof contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were or are made, not misleading, and (B) each of the financial statements contained in or incorporated by reference into the Acquired Fund Financial Reports (including the related notes and schedules thereto) fairly presents in all material respects the financial position of Acquired Fund in accordance with GAAP as of its date, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

Endnotes

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